Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 and the Registration Statements on Form S-8 (No. 333-289192) of Kandi Technologies Group, Inc. (the “Company”) of our report dated April 28, 2026, relating to the Company’s consolidated financial statements, and the effectiveness of the Company’s internal control over financial reporting, which appears in this Annual Report on Form 20-F of the Company for the year ended December 31, 2025.

/s/ ARK Pro CPA & Co

Hong Kong, China

April 28, 2026